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EXHIBIT 3.2

Filed Secretary of State
State of Nevada
September 22, 1999
C20977-99

                      ARTICLES & AGREEMENT & PLAN OF MERGER

This Agreement and Plan of Merger (the "Plan and Merger") is made as of August 31, 1999 by and between Golden Chest, Inc. ("Golden Chest"), an Idaho corporation and Senior Care Industries, Inc., a Nevada corporation ("Senior Care") and are deemed to become an amendment to the Articles of Incorporation of Senior Care Industries, Inc. and shall be filed with the Secretary of State of the State of Nevada.

                                    RECITALS

A) Golden Chest is a corporation duly organized and existing under the laws of the State of Idaho.

B) Senior Care is a corporation duly organized and existing under the laws of the State of Nevada. One share of common stock of Senior Care has been issued and that share of common stock is held by Golden Chest. Thus, Senior Care is a wholly-owned subsidiary of Golden Chest. No shareholder approval of this Plan and Merger is required.

C) Golden Chest and Senior Care (the "Constituent Corporations") have approved this Plan and Merger Agreement by resolutions duly adopted by their respective Boards of Directors in accordance with the laws of their respective jurisdictions of incorporation; and

D) The Constituent Corporations desire to adopt a plan of reorganization pursuant to the provisions of Section 368(a)(1)(f) of the Internal Revenue Code of 1986, as amended, a Plan of Merger complying with Section 30-1-1105 of the Idaho Code, and

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1) Surviving Corporation - Golden Chest shall be merged with and into Senior Care (the "Merger")a with Senior Care being the surviving corporation (the "Surviving Corporation") of the Merger. At the Effective Time (as herein defined), the corporate existence of Golden Chest shall cease and the Surviving Corporation, to the fullest extent permitted by applicable law shall succeed to all the business, properties, assets and liabilities of the Constituent Corporation and shall remain Senior Care Industries, Inc.

2) Authorized Shares - The authorized capital stock of the Surviving Corporation consists of 50,000,000 shares of Common Stock, par value $.001 per share.

3) Certificate of Incorporation and Bylaws -

a) The Certificate of Incorporation of Senior Care as in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation.

b) The Bylaws of Senior Care in effect at the Effective Time shall be the Bylaws of the Surviving Corporation.

4) Directors and Officers -

a) The directors of Golden Chest immediately prior to the Effective Time shall be the directors of the Surviving Corporation, to hold office in accordance with the Bylaws of the Surviving Corporation until their successors are duly appointed or elected and qualified.

b) The officers of Golden Chest immediately prior to the Effective Time shall be the officers of the Surviving Corporation to hold office in accordance with the Bylaws of the Surviving Corporation until their successors are duly appointed or elected and qualified.


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5) Principal Office - The principal office of the Surviving Corporation in the
State of Nevada shall be at 3642 Boulder Highway, Suite 387, Las Vegas, NV
89121.

6) Consent to Service of Process - The Surviving Corporation hereby consents to be sued and served with process in the State of Idaho in any proceeding in the State of Idaho and the Surviving Corporation hereby irrevocably appoints the Secretary of State as its agent to accept service of process in such proceeding in the State of Idaho to enforce against the Constituent Corporations any obligations of Golden Chest and the rights of dissenting shareholders of Golden Chest.

7) Corporate Purpose - The purposes for which the Surviving Corporation has been formed are to engage in any lawful act or activity for which corporations may be formed under the laws of the State of Nevada.

8) Terms of Merger -

a) At the Effective Time, each issued and outstanding share of Common Stock of Golden Chest shall, automatically and without further act of either of the Constituent Corporations or of the holders thereof, be extinguished and converted into one issued and outstanding share of Common Stock of the Surviving Corporation. The holder of each share so extinguished and converted (of record on the shareholder records of Golden Chest at the Effective Time) shall be recorded on the books of the Surviving Corporation as the holder of the number of shares of Common Stock of the Surviving Corporation which such holder is entitled to receive; and each certificate theretofore representing one or more shares of Common Stock of Golden Chest shall be deemed, for all corporate purposes, to evidence ownership of the same number of shares of Common Stock of the Surviving Corporation which the holder of such certificate is entitled to receive.

b) Each person who, as a result of the Merger, holds one or more certificates to which theretofore represented one or more shares of Common Stock of Golden Chest shall surrender any such certificates to the Surviving Corporation (or to any agent designated for such purpose by the Surviving Corporation), and upon such surrender, the Surviving Corporation shall, within a reasonable time, deliver to such person in substitution and exchange therefor (I) one or more certificates evidencing the number of shares of Common Stock of the Surviving Corporation which such person is entitled to receive in accordance with the terms of this Plan and Merger Agreement in substitution for the number of shares of Common Stock of Golden Chest theretofore represented by each certificate so surrendered; provided, however, that such holders shall not be required to surrender any such certificates until such certificates would normally be surrendered for transfer on the books of the issuing corporation in the ordinary course of business.

c) At and after the Effective Time, all of the issued and outstanding shares of Common Stock of Golden Chest held immediately prior to the Effective Time shall be cancelled and cease to exist, without any consideration being payable therefor.

d) At the Effective Time, each option to purchase shares of Common Stock of the Company outstanding immediately prior to the Effective Time shall become an option to purchase shares of Common Stock in the Surviving Corporation, subject to the same terms and conditions and at the same option price applicable to each such option immediately prior to the Effective Time.

9) Termination and Abandonment - Any ant time prior to the Effective Time and for any reason, this Plan and Merger Agreement may be terminated and abandoned by the Board of Directors of either Constituent Corporations, without notice of such action to the other Constituent Corporation, notwithstanding approval of this Plan and Merger Agreement by the shareholders of one or both of the Constituent Corporations.



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10) Amendment - At any time prior to the Effective Time, this Plan and Merger
Agreement may be amended by an agreement in writing executed in the same manner as this Plan and Merger Agreement, after due authorization of such action by the Board of Directors of the Constituent Corporations; provided, however, that this Plan and Merger Agreement may not be amended if such amendment would a) alter or change the amount or kind of shares or other consideration to be received by the shareholders of either of the Constituent Corporations in the Merger, b) alter or change any term of the Certificate of Incorporation of the corporation which will be the Surviving Corporation, c) alter or change any of the terms and conditions of this Plan and Merger Agreement if such alteration or change would adversely affect the shareholders of either of the Constituent Corporations, or
d) otherwise violate applicable law.

11) Effective Time of Merger - The Effective Time of the Merger ( the "Effective Time") shall be the later of the date on which the a) this Plan and Merger Agreement shall have been filed with the Secretary of State of the State of Nevada and b) this Plan and Merger Agreement shall have been duly filed in the office of the Secretary of State of the State of Idaho.

GOLDEN CHEST, INC.
1278 Glenneyre, Suite 212, Laguna Beach, CA 92651

By: /s/ Tom Reichman
    ------------------------
    Tom Reichman, President

By: /s/ Ken Schultz
    ------------------------
    Ken Schultz, Secretary

SENIOR CARE INDUSTRIES, INC.
3642 Boulder Highway, Suite 387, Las Vegas, NV 89121.

By: /s/ Tom Reichman
    ------------------------
    Tom Reichman, President

By: /s/ Ken Schultz
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    Ken Schultz, Secretary